Exhibit 5.1

November 8, 2011

Laredo Oil, Inc.
111 Congress Avenue, Suite 400
Austin, Texas 78701

Re:     Laredo Oil, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We are providing this opinion letter to you in connection with Laredo Oil, Inc.’s (the “Company”) registration statement on Form S-8 filed on or about the date hereof (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 10,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”).  The Shares are issuable under the Company’s 2011 Equity Incentive Plan (the “Plan”).

In reaching the opinion set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations, and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation and Certificate of Amendment of Certificate of Incorporation, each as filed with the Secretary of State of the State of Delaware, (iii) the Company’s Bylaws, (iv) an Officer’s Certificated executed by the Company’s Chief Financial Officer and Treasurer and dated as of November 8, 2011, and (v) certain resolutions adopted by the board of directors and stockholders of the Company.

We have assumed that (i) all information contained in all documents we reviewed is true, correct, and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.  In addition, we have assumed that (i) the Shares will be issued in accordance with the terms of the Plan, (ii) the full consideration for each Share shall be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Delaware General Corporation Law.

Laredo Oil, Inc.
November 8, 2011

Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

DuBois, Bryant & Campbell LLP